Exhibit 10.1

SEPARATION AGREEMENT
AND GENERAL RELEASE OF ALL CLAIMS
This Separation Agreement and General Release of All Claims (“Separation Agreement”) is made by and between Amtech Systems, Inc., an Arizona corporation (the “Company”), and Fokko Pentinga (“Executive”) with respect to the following facts:
A.    Executive is currently employed by the Company pursuant to that Employment Agreement dated June 29, 2012, as amended by that certain Amendment to Employment Agreement dated July 1, 2012, Second Amendment to Employment Agreement dated June 28, 2013, Third Amendment to Employment Agreement dated November 18, 2014, Fourth Amendment to Employment Agreement dated April 9, 2015, and Fifth Amendment to Employment Agreement dated November 10, 2016 (as amended, the “Employment Agreement”), pursuant to which the Company engaged Executive to serve in the capacity of Chief Executive Officer of the Company.
B.    Executive currently serves as a Director of the Company and in the positions of the Company and its subsidiaries listed on Exhibit A1 attached hereto (collectively, the “Affiliate Positions”).
C.    The parties have different views on how the Company's business should be conducted. The Parties have discussed their differences and came to the conclusion that a successful cooperation in the future is no longer feasible and that are no suitable positions within the Company's organization or any of the Company's subsidiaries.

D.    In view of the above, the parties entered into discussions on the terms and conditions of an amicable settlement on the termination of the Employment Agreement as well as any other issues there may be.

E.    The Company confirms that the termination of the Employment Agreement is triggered on its initiative; that there is no urgent cause for such termination within the meaning of article 7:678 of the Dutch Civil Code and that the Executive is not to blame in this respect.

F.    The Executive has sought and obtained legal advice on the content of this Separation Agreement and the consequences thereof.

G.    The parties now desire to settle all claims and issues that have, or could have been raised, by Executive in relation to Executive’s employment with the Company and the Affiliate Positions arising out of or in any way related to the acts, transactions or occurrences between Executive and the Company or between Executive and any of the companies listed on Exhibit A1 to date, including, but not limited to, Executive’s employment with the Company and the Affiliate Positions, or the termination of Executive’s employment with the Company and the Affiliate Positions, on the terms set forth below.
THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, it is agreed by and between the undersigned as follows:

1.Termination. The Employment Agreement shall terminate with mutual consent with effect from December 6, 2018 (“Separation Date”). The Executive hereby resigns as a Director of the Company and from the Affiliate Positions with effect from the Separation Date and, for those Affiliate Positions which require such, effectuated by means of the resignation letter listed in Exhibit A2, to be signed simultaneous with this Separation Agreement.
2.    Severance Package. In exchange for the promises set forth herein, the Company agrees to provide Executive with the following benefits (“Severance Package”). Executive acknowledges and agrees that this Severance Package is compensation that he is not otherwise entitled and constitutes adequate legal consideration for the promises and representations made by Executive in this Separation Agreement. Executive agrees that except for the Severance Package, he is not entitled to any other or further compensation, wages, bonuses or payments of any kind from the Company.
(a)     Severance Payment. The Company agrees to provide Executive with a severance payment of $864,000 gross, less all customary and appropriate income and employment taxes (collectively, the “Severance Payment”). The severance amount is equal to two years of the Executive’s salary and a settlement of $50,000 of the fiscal 2019 bonus. The Company agrees that eighty percent (80%) of Severance Payment will be paid by one of its Dutch affiliates in the amount of €610,942 ($864,000 x 80% ÷ 1.131367), but will remain liable for the full Severance Payment until paid.
(b)    Section 409A Compliance. Executive agrees and acknowledges that his separation is a “separation from service” (as defined in Section 409A of the Internal Revenue Code (“Section 409A”)). Executive further acknowledges and agrees that he is a “specified employee” within the meaning of Section 409A and the Company’s specified employee identification policy and that the Severance Payment constitutes nonqualified deferred compensation within the meaning of Section 409A. As a result, Executive’s Severance Payment shall be postponed and not be paid or provided to Executive during the six (6)-month period following the Separation Date, and such postponed payment shall be paid to the Executive in a single lump sum within thirty (30) days after the date that is six (6) months following the Executive’s separation from service, unless Executive’s death occurs earlier and, in such case, then to Executive’s designated beneficiary within thirty (30) days after the date of the Executive's death.
(c)    Other Amounts Due:    The Company will pay the Executive $458,500 for all other amounts due him. Exhibit B to this Agreement sets forth all other amounts which the Executive and the Company agree are all to which the Executive is entitled and will be paid within 15 days after the Separation Date. If it is determined that any other amounts are due the Executive as of the Separation Date, the Executive agrees to accept a lower amount in lieu of the amount designated as vacation, such that the total of all amounts to which the Executive may be entitled as of the date of separation will remain $458,500. The Company agrees that eighty percent (80%) of this amount paid by one of its Dutch affiliates in amount of €324,210 ($458,500 x 80% ÷ 1.131367), but will remain liable for the full amount until paid.
3.    Equity-Based Awards. As of the Effective Date of this Separation Agreement, Executive holds the following equity-based awards an aggregate of 264,167 shares of common stock underlying previously granted stock options that are subject to time based vesting (the “Time Based Stock Options”).
3.1    Treatment of Stock Options. The Time Based Stock Options shall become fully (100%) vested and shall become immediately exercisable. Executive (or his estate) shall have the right to exercise 122,500 of such options with an exercise price of $7.01 or less during the period following the Effective Date of this Separation Agreement until December 31, 2019 and the remaining 141,667 of the Time Based options during the 90-day period following the Effective Date of this Separation Agreement.
4.    General Release.
4.1    Payment of the Severance Payment shall constitute adequate legal consideration for Executive’s general release and related promises described in this paragraph 4, and for Executive’s representation concerning the filing of legal actions described in paragraph 5 below. Executive unconditionally, irrevocably and absolutely releases and discharges the Company, and any parent and subsidiary corporations, divisions and affiliated corporations, partnerships or other affiliated entities of the Company, past and present, as well as the Company’s employees, officers, directors, stockholders, lawyers, agents, successors and assigns (collectively, “Released Parties”), from all claims related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, Executive’s employment with the Company and with each affiliate of the Company, the termination of Executive’s employment and each of the Affiliate Positions, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Executive’s employment with the Company and each of the Affiliate Positions. This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, including, but not limited to, alleged violations of the Age Discrimination in Employment Act of 1967, as amended, the Family and Medical Leave Act, the Americans with Disabilities Act, Title 7.10 of the Dutch Civil Code and all claims for attorneys’ fees, costs and expenses.
4.2    By signing this Agreement, Executive acknowledges and represents that he (a) has suffered no injuries or occupational diseases arising out of or in connection with his employment with the Company; (b) have received all leave to which he was entitled, if any, under the Family and Medical Leave Act of 1993 (“FMLA”) and any applicable federal, state or local leave laws; and (c) are not aware of any facts or circumstances constituting a violation of the FMLA, and/or the Fair Labor Standards Act or any other federal, state or local laws pertaining to the payment of wages.

4.3    Executive expressly waives Executive’s right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by Executive or on Executive’s behalf, related in any way to the matters released herein.
4.4    The parties acknowledge that this general release is not intended to bar any claims that, by statute, may not be waived, such as Executive’s right to file a charge with the National Labor Relations Board or Equal Employment Opportunity Commission and other similar government agencies, and claims for workers’ compensation or unemployment insurance benefits, as applicable, any challenge to the validity of Executive’s release of claims under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”) and rights or claims that may arise under the ADEA after the date of execution of this release.
4.5    Executive acknowledges that Executive may discover facts or law different from, or in addition to, the facts or law that Executive knows or believes to be true with respect to the claims released in this Separation Agreement and agrees, nonetheless, that this Separation Agreement and the release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.
4.6    Executive declares and represents that Executive intends this Separation Agreement to be complete and not subject to any claim of mistake, that the release herein expresses a full and complete release, and Executive intends the release herein to be final and complete. Executive executes this release with the full knowledge that this release covers all possible claims against the Released Parties, to the fullest extent permitted by law.
4.7    The Company unconditionally, irrevocably and absolutely releases and discharges Executive from all claims the Company has against Executive related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, claims related to Executive’s employment with the Company and with each affiliate of the Company, and all other losses, liabilities, claims, charges, demands and causes of action, known to the Company as of the Effective Date, arising directly or indirectly out of or in any way connected with Executive’s employment with the Company and each of the Affiliate Positions. For purposes of clarification only, Executive understands and agrees that the Company’s release set forth in this Section 4.7 is not intended to, and shall not cover, any claims made after the Effective Date that relate to matters the Company has no current actual knowledge of as of the Effective Date.
5.    Representation Concerning Filing of Legal Actions. Executive represents that, as of the date of this Separation Agreement, Executive has not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against the Company or the other Released Parties, in any court or with any governmental agency. Executive agrees that, to the fullest extent permitted by law, Executive will not prosecute, nor allow to be prosecuted on Executive’s behalf, in any administrative agency, whether state or federal, or in any court, whether state or federal, any claim or demand of any type related to the matters released in this Separation Agreement, provided, however, nothing in this Section 5 shall be construed to mean that Executive cannot bring claims against the Company for breach of its obligations under this Agreement.

6.    Nondisparagement. Executive agrees that Executive will not make any written or verbal statements, or encourage others to make any such statements, that defame, disparage or criticize the personal or business reputation, practices or conduct of the Company or any of the other Released Parties, or that disrupts or impairs the Company’s normal, ongoing business operations. Executive understand that this provision does not apply on occasions when Executive is subpoenaed or ordered by a court or other governmental authority to testify or give evidence and must respond truthfully. Executive further agrees not to otherwise interfere with the Company’s business operations.
7.    No Cooperation. Executive agrees that he will not act in any manner that might damage the business of the Company. Executive agree that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges or complaints by any third party, including any family member of Executive, against the Company or any officer, director, employee, agent, representative, or attorney of the Company, unless under a subpoena or other court order to do so. Executive further agrees both to immediately notify the Company upon receipt of any court order, subpoena or any legal discovery device that seeks or might require the disclosure or production of the existence or terms of this Agreement, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or legal discovery device to the Company.
8.    Return of the Company Property. Executive understands and agrees that as a condition of receiving the Severance Package in paragraph 1, all the Company property must be returned to the Company upon the request of any officer of the Company. By signing this Separation Agreement, Executive agrees that Executive will not dispose of any Company property without written consent of an officer of the Company and will not use or disclose to others any confidential or proprietary information of the Company or the other Released Parties.
9.    Continuing Obligations. Executive further agrees to comply with the continuing obligations set forth in the Employment Agreement. Executive further acknowledges and agrees that, should Executive fail to comply with Executive’s obligations under this Separation Agreement (including any continuing obligations under the Employment Agreement), the Company has no obligation to continue to provide the benefits contemplated under paragraph 1 of this Separation Agreement and Executive’s release shall remain valid and enforceable.
10.    Older Workers’ Benefit Protection Act. This Separation Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f). Executive is advised to consult with an attorney before executing this Separation Agreement.
10.1    Acknowledgments/Time to Consider. Executive acknowledges and agrees that (a) Executive has read and understands the terms of this Separation Agreement; (b) Executive has been advised in writing to consult with an attorney before executing this Separation Agreement; (c) Executive has obtained and considered such legal counsel as Executive deems necessary; (d) Executive has been given twenty-one (21) days to consider whether or not to enter into this Separation Agreement (although Executive may elect not to use the full 21‑day period at Executive’s option); and (e) by signing this Separation Agreement, Executive acknowledges that Executive does so freely, knowingly and voluntarily.

10.2    Revocation/Effective Date. This Separation Agreement shall be executed by Executive no later than November 28, 2018, or otherwise is null and void. To the extent timely executed by Executive, this Separation Agreement shall not become effective or enforceable until the eighth (8th) day after Executive signs this Separation Agreement. In other words, Executive may revoke Executive’s acceptance of this Separation Agreement within seven (7) days after the date Executive signs it. Executive’s revocation must be in writing and received by Robert T. Hass, Chief Financial Officer, on or before the seventh day in order to be effective. If Executive does not revoke acceptance within the seven (7) day period, Executive’s acceptance of this Separation Agreement shall become binding and enforceable on the eighth day (“Effective Date”). The Severance Package will become due in accordance with paragraph 1 above after the Effective Date, provided Executive does not revoke.
10.3    Preserved Rights of Executive. This Separation Agreement does not waive or release any rights or claims that Executive may have under ADEA that arise after the execution of this Separation Agreement. In addition, this Agreement does not prohibit Executive from challenging the validity of this Separation Agreement’s waiver and release of claims under the ADEA, as amended.
11.    No Admissions. By entering into this Separation Agreement, the Company and the other Released Parties make no admission that they have engaged, or are now engaging, in any unlawful conduct. The parties understand and acknowledge that this Separation Agreement is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.
12.    Executive agrees to cooperate fully in the transition of Executive’s duties. Executive understands and agrees that while most of the transition will take place prior to the Separation Date, the Company may, from time to time, after the Separation Date, require Executive’s assistance at reasonable times and at reasonable places with transitional matters. After termination of the Employment Agreement, the Executive shall remain available for assistance and defense in any proceedings against the Company and its affiliated companies, which relate to the period during which the Executive was a statutory director of the Company or held the Affiliate Positions. The reasonable expense of the Executive shall, upon proper receipt of written invoices, be compensated by the Company.
13.    Code Section 409A. It is intended that any amounts payable under this Separation Agreement and the Company’s exercise of authority or discretion hereunder shall comply with and avoid the imputation of any tax, penalty or interest under Section 409A of the United States Internal Revenue Code of 1986, as amended (including the Treasury Regulations and other published guidance related thereto) (“Section 409A”). This Separation Agreement shall be construed and interpreted consistent with that intent. This provision shall not be construed as a guarantee by the Company of any particular tax effect to Executive under this Separation Agreement. The Company shall not be liable to Executive for any payment made under this Separation Agreement that is determined to result in an additional tax, penalty, or interest under

Section 409A, nor for reporting in good faith any payment made under this Separation Agreement as an amount includible in gross income under Section 409A.
14.    Full Defense. This Separation Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by the parties in breach hereof.
15.    Applicable Law; Venue. The validity, interpretation and performance of this Separation Agreement shall be construed and interpreted according to the laws of the United States of America and the State of Arizona. The parties agree that any action brought by either party to interpret or enforce any provision of this Separation Agreement or surviving provisions of the Employment Agreement shall be brought in, and each party agrees to, and does hereby, submit to the jurisdiction and venue of, the appropriate state or federal court in Maricopa County, Arizona, where the Company is headquartered. THE PARTIES TO THIS AGREEMENT HEREBY WAIVE THEIR RIGHT TO A TRIAL BY JURY WITH RESPECT TO DISPUTES ARISING UNDER THIS AGREEMENT AND THE RELATED AGREEMENTS AND CONSENT TO A BENCH TRIAL WITH THE APPROPRIATE JUDGE ACTING AS THE FINDER OF FACT.
16.    Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well-established commercial overnight service, or (iii) two (2) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the addresses set forth on the signature page hereto, or at such other addresses as the parties may later designate in writing.
17.    Counterparts; Facsimiles. This Separation Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement, and such counterparts may be delivered via facsimile.
18.    Successors and Assigns. To the extent permitted by state law, the Company may assign this Agreement to any subsidiary or corporate affiliate, or to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns. Executive may not assign this Separation Agreement or any part hereof, provided, however, should Executive die before the Company has fulfilled all of its obligations hereunder, the Company hereby agrees that it shall make any remaining payments otherwise due under this Agreement to Executive’s spouse. Any purported assignment by Executive shall be null and void from the initial date of purported assignment.
19.    Attorneys’ Fees and Costs. Each party to this Agreement will be responsible for payment of all reasonable attorneys’ fees and costs that the such party incurred in connection with the negotiation of this Agreement and in the course of enforcing the terms of the Separation Agreement, including demonstrating the existence of a breach and any other contract enforcement efforts.

20.    Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them.
21.    Entire Agreement; Modification. This Separation Agreement, including the surviving provisions of the Employment Agreement, is intended to be the entire agreement between the parties and supersede and cancel any and all other and prior agreements, written or oral, between the parties regarding this subject matter. This Separation Agreement may be amended only by a written instrument executed by all parties hereto. The parties agree that any rule pertaining to the construction of contracts to the effect that ambiguities are to be resolved against the drafting party shall not apply to the interpretation of this Agreement. The language in all parts of this Agreement shall be interpreted according to its fair meaning and, specifically, shall not be interpreted strictly for or against any of the parties released in this Agreement.
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Exhibit 10.1

THE PARTIES TO THIS SEPARATION AGREEMENT HAVE READ THE FOREGOING SEPARATION AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS SEPARATION AGREEMENT ON THE DATES SHOWN BELOW.
Dated: November 28, 2018        /s/ Fokko Pentinga
Fokko Pentinga
AMTECH SYSTEMS, INC.
Dated: November 28, 2018        By: /s/ Robert T. Hass
Name: Robert T. Hass
Title: Vice President and CFO

Exhibit 10.1

EXHIBIT A1

Omitted due to immateriality

EXHIBIT A2

RESIGNATION AS STATUTORY DIRECTOR

Omitted due to immateriality

Exhibit B

Payment of Other Amounts Due

	Total	20% Pay-out from U.S.A.	80% Pay-out from the Netherlands @ FX 1.131367
			1.131367

1. Salary through December 5, 2018	$27,500	$5,500	€19,446
2. Accrued vacation	$162,719	$32,544	€115,060
3. Fiscal 2018 bonus	$122,500	$24,500	€86,621
4. Settlement of 4 months notice	$135,000	$27,000	€95,460
5. Car allowance	$2,781	$556	€1,966
6. Accrued holiday pay	$8,000	$1,600	€5,657
Total by currency	$458,500	$91,700	€324,210

Total in USD	$458,500	$91,700	$366,800